Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 21, 2025, relating to the financial statements appearing in the Annual Report on Form 10-K of Pulmatrix, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

New York, New York

October 2, 2026